ASSET PURCHASE AGREEMENT




                                   among


                        MUTUAL HEALTH SYSTEMS, INC.

                                    and

                 Tse, Saiget, Watanabe & McClure, Inc. P.S.

                          Dated December 31, 1994

                          ASSET PURCHASE AGREEMENT



THIS AGREEMENT is made December 31, 1994, between Tse, Saiget, Watanabe & McClure, Inc. P.S., ("Seller") and Mutual Health Systems, Inc. ("Buyer").

1. Seller is engaged in the practice of dentistry at various locations in Vancouver, Washington, and vicinity, under the name of Gentle Dental.

2. Seller, in connection with the operation of the aforementioned dental practices, is owner of certain dental equipment, fixtures, furnishings, leasehold improvements and signage.

3. Seller, in connection with the operation of the aforementioned dental practices, has incurred certain liabilities, both to third parties and to Buyer.

4. Buyer is desirous of purchasing certain assets. As consideration for those assets Buyer shall forgive certain liabilities of Seller to Buyer, and Buyer shall assume certain third party liabilities of Seller, upon the terms and conditions hereinafter set forth.


NOW THEREFORE, IN CONSIDERATION OF THE MUTUAL BENEFITS ACCRUING TO EACH PARTY HERETO, IT IS AGREED BETWEEN SELLER AND BUYER AS FOLLOWS:


1.   Sale of Assets.

     Seller agrees to sell and Buyer agrees to purchase, free from all liabilities and encumbrances other than those expressly stated herein, all of those certain assets (the "Assets") described in Schedule 1 - "Listing of Assets Sold" attached hereto and incorporated herein by reference as though fully set forth, with a fair market value of $465,882.

2.   Purchase Price.

     The Purchase Price for the Assets (the "Purchase Price") shall be $465,882, consisting of the following:

     A. The assumption by Buyer of the liabilities of Seller to the extent and in the amounts identified on Schedule 2.A. -
          "Liabilities Assumed", and in the total amount of $339,297.05 and,

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     B.   The assumption by Buyer of all obligations of Seller under any of the Leases or Contracts listed on Schedule 2.B - "Leases and Contracts Assumed", in the amount of $0;

     C. The forgiving by Buyer of all obligations of Seller to Buyer identified on Schedule 2.C - "Liabilities Forgiven", in the total amount of $126,584.95.

          The Purchase Price shall be paid upon the Closing Date. The Closing Date shall be December 31, 1994, at the offices of Buyer. At such time Seller shall deliver to Buyer a Bill of Sale, and all other instruments of sale, conveyance or assignment that may be required for the proper transfer by Seller to Buyer of all of the assets being sold hereunder, free of all encumbrances other than those expressly stated herein.

3.   Sellers Indemnity.

     Buyer is not assuming any debt, liability, or obligation of Seller, whether known or unknown, fixed or contingent, other than expressly stated herein. Seller agrees to indemnify and hold Buyer harmless against all debt, claims, liabilities and obligations of Seller not expressly assumed by Buyer, and to pay any and all attorneys fees and legal costs incurred by Buyer, its successors and assign in connection therewith.

4.   Conditions Precedent to Buyer's Performance.

     A. Compliance with the Uniform Commercial Code, Bulk Transfers, or an opinion of counsel acceptable to Buyer that the transfer contemplated herein does not constitute a bulk sales transfer within the meaning of applicable law.

     B. Delivery by Seller of any necessary clearances and approvals from state and/or local taxing authorities.

     C. No action, suit, or arbitration before any court or government body pertaining to or having an effect upon the transaction shall have been instituted or threatened on or before the Closing Date.

     D. All taxes, including, without limitations, state and local sales and inventory taxes, federal, state, and local income taxes, license fees and other administrative costs of doing business affecting or having the potential to affect the assets, shall have been paid current by Seller to the Closing Date.

5.   Documentation Provided.

     Seller shall provide Buyer with a Bill of Sale covering all assets transferred, including the names of all vendors and all other entities with whom the equipment must re

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     registered for warranty, service, etc. Seller shall further provide
     Buyer with a maintenance history and copies of service contracts covering the assets transferred.

6.   Sales Taxes & Transfer Taxes.

     Buyer shall pay all sales taxes and / or transfer taxes incurred in connection with the sale and transfer of the assets.

7.   Warranties and Representations of Seller.

     A. Seller has good and marketable title to all of the assets free and clear of any liens, debts, attachments, pledges and other claims other than as expressly stated herein.

     B. Seller is paid current as of the Closing Date on all payments relating to the assets, if any.

     C. Any and all taxes, including without limitation, state and local sales and inventory, federal, state, and local income taxes, license fees and other administrative costs affecting or having the potential to effect the assets have been paid current as of the Closing Date.

     D. There has not been any default in any obligation to be performed under any contract to which Seller is a party related to or which might have an affect upon the assets.

     E. There is no suit, action, arbitration, administrative or governmental proceeding or inquiry pending or, to the best of Seller's knowledge, threatened against or affecting Seller, relating to any of the assets.

     F. Every consent, approval, authorization or order of any court or governmental agency that is required for the consummation by Buyer of the purchase transactions contemplated has been obtained and will be in effect on the date of the closing.

     G. Seller has complied with and is not in violation of applicable federal, state, and local statutes, ordinances and regulation, including without limitation, any applicable environmental, health, building, zoning, or other law, ordinance, or regulation affecting any of the assets, the premises, or the operation of Seller's dental practice being conducted at the premises.

     H. Seller has fully disclosed all facts and conditions that have or might reasonable have or might reasonably be expected to have an adverse impact on the assets.

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8.   Survival of Representations and Warranties.

     All representation, warranties, covenants and agreements of the parties contained in this agreement, or in any instrument, certificate, opinion, or other writing provided for herein, shall survive the Closing.

9.   Right to Repurchase Assets.

     In the event of the institution of any bankruptcy, insolvency or receivership proceedings by or against Buyer, Seller shall have a preferential right, as permitted by law, to repurchase the Assets at fair market value. Seller must notify Buyer within thirty days of the date of institution of any bankruptcy, insolvency or receivership proceedings by or against Buyer of its intention to exercise this preferential right, and must exercise this right within sixty days, of the date of institution of any bankruptcy, insolvency or receivership proceedings by or against Buyer.

10.  Indemnification.

     Each party shall indemnify, hold harmless, and defend the other party from any and all liability, loss, claims, lawsuits, damages, injury, costs or expenses arising out of or incident to the performance or nonperformance under this Agreement by such indemnifying party, its employees, contractors, subcontractors, and agents, including (without limitation) to the other party hereunder for any claim covered by insurance, except to the extent the liability of such party exceeds the amount of such insurance coverage.

11.  Governing Law.

     This Agreement shall be governed by and construed under the laws of the State of Washington.

12.  Waiver.

     The waiver of any covenant, condition or duty hereunder by either party shall not prevent that party from later insisting upon full performance of the same.

13.  Entire Agreement.

     This Agreement constitutes the entire agreement between the parties in connection with the subject matter hereof, and supersedes all prior agreements, whether written or oral, and whether explicit or implicit, which have been entered into before the execution hereof. Should any litigation or arbitration arise between the parties, neither party shall (and each party hereby waives the right to) introduce any parol evidence which would

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     tend to contradict or impeach any of the express written terms, conditions, and covenants of this Agreement.

14.  Notice.

     Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed or sent by facsimile, or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed or telexed or sent by facsimile, or if mailed, two days after the day of mailing, as follows:

     (i)  If to MHS to:

          Mutual Health Systems, Inc.
          7725 NE Highway 99, Suite B
          Vancouver, WA  98665
          Attention: President

          With a copy to:

          Stoel Rives Boley Jones & Grey
          900 SW Fifth Avenue, Suite 2300
          Portland, OR  97204-1268
          Attention: Edward L. Epstein, Esq.

     (ii) If to Group:

          Tse, Saiget, Watanabe, & McClure, Inc. P.S.
          7725 NE Highway 99, Suite B
          Vancouver, WA  98665
          Attention: President

15.  Arbitration.

     Agreement which the parties are unable to resolve by mutual agreement shall be submitted to private arbitration in accordance with the rules of the American Arbitration Association ("AAA"), except as modified by this Agreement.

     The arbitration shall be conducted by a single, neutral arbitrator appointed in accordance with AAA procedures. Unless the parties agree otherwise, the arbitration proceedings and venue for the filing of exceptions, if any, shall be Multnomah County, OR. Discovery of documents shall be permitted to the full extent permitted by the Federal Rules of Civil Procedure ("FRCP"). Other types of discovery available under the FRCP shall be permitted as the arbitrator shall find to be

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     appropriate. The parties shall share equally the costs of the arbitrator and all other costs of arbitration, except that each party shall be solely responsible for its own attorneys' fees and expenses. Exceptions to the decision of the arbitrator can be filed in accordance with RCW 7.04.160; in addition to the grounds recognized in that statute, an exception may be filed based on mistake of law. Judgment on the arbitration award can be filed in any court with jurisdiction.

     Arbitration under this Agreement shall be governed by the Federal Arbitration Act, and by Washington law to the extent not inconsistent with the Federal Arbitration Act.

     To the greatest extent consistent with law, and except as required in a judicial proceeding contemplated by this section 5.3, the parties shall keep all matters relating to any arbitration confidential, including the existence and subject of the arbitration.

16.  Miscellaneous Provisions.

     a.   Partial Invalidity.

          If any one or more of the terms, provisions, promises, covenants, or conditions of the Agreement the application thereof to any person or circumstance shall be adjudged to any extent invalid, unenforceable, void or voidable for any reasons whatsoever by a court of competent jurisdiction, each and all of the remaining terms, provisions, promises, covenants and conditions of this Agreement or their application to other persons or circumstances shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

     b.   Heading, Titles.

          The headings appearing herein are for convenience and reference only and shall not be deemed to govern, limit, modify or in any manner affect the scope, meaning or intent of the provisions of this Agreement.

     c.   Binding Effect.

          Subject to the provisions contained herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and upon their respective successors.

     d.   Covenants and Conditions.

          Each covenant hereof is a condition, and each condition hereof is as well a covenant by the parties bound thereby unless waived in writing by the parties hereto.

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     e.   Approval and Consent.

          Whenever in this Agreement an approval or consent is required by one of the parties, the same shall not be unreasonably withheld.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement:



MUTUAL HEALTH SYSTEMS, INC.           TSE, SAIGET, WATANABE & MCCLURE, INC. P.S.


JOHN CASTLES                          WILLIAM SAIGET
---------------------------------     ------------------------------------------
JOHN CASTLES                          WILLIAM SAIGET, DMD
PRESIDENT                             PRESIDENT

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